CONTACTS

From: Anthony J. DeFazio DeFazio Communications, LLC tony@defaziocommunications.com Ph: (484-532-7783)	For: Brian S. Block, EVP & CFO American Realty Capital Trust III, Inc. bblock@arlcap.com Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust III Acquires
Express Scripts Building

New York, NY, January 31, 2012 – American Realty Capital Trust III, Inc. (the “Company”) announced that on January 25, 2012, the Company closed its acquisition of a fee-simple interest in one building located in the Express Scripts headquarters campus in St. Louis, Missouri, at a contract purchase price of approximately $42.6 million, exclusive of closing costs.

The Express Scripts building contains 227,467 rentable square feet and is 100% leased to Express Scripts, Inc. (Nasdaq: “ESRX”), which has an investment grade credit rating as determined by major credit rating agencies. The lease has a 10-year term and expires in January 2022.

As of January 31, 2012, the Company owns 44 properties which it acquired for $121.3 million, exclusive of closing costs, with a weighted-average remaining lease term of 13.7 years. The portfolio includes properties leased to eight tenants in seven industries. Seventy percent of the tenants have an investment grade credit rating as determined by major credit rating agencies. As of January 31, 2012, the Company’s leverage ratio, defined as secured mortgage financings as a percentage of total real estate investments, was 37%. The weighted average interest rate on mortgage debt was 4.62%.

American Realty Capital Trust III, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Trust III, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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